Media:	Investor Relations:
Paul Forzisi	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Announces a 34% Increase in Revenue for the Fiscal
Year Ended December 31, 2007

RICHARDSON, TEXAS – April 15, 2008 – TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the three and twelve months ended December 31, 2007.

Recent Highlights:

▪	Revenue increased 34% for the twelve months ended December 31, 2007 compared to the twelve months ended December 31, 2006;
▪
Revenue decreased 9% for the three months ended December 31, 2007 due to $997,000 of one-time ONT development revenue recorded in the 4th quarter of 2006; excluding this revenue, TXP revenues increased 33% for the three months ended December 31, 2007 compared to the three months ended December 31, 2006

▪	Signed ONT distribution agreement with FONEX Data Systems
▪	Partnered with NorthStar Communications Group for retrofit installations
▪	Successfully reached interoperability with 16 global GPON Optical Line Terminal (OLT) providers
▪	Hired new Chief Operating Officer and new Controller and appointed new board member

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “TXP continued its momentum during the fourth quarter and we achieved record revenue for the full year. Excluding the one-time ONT development revenue of $997,000 in 2006, revenue growth for the fourth quarter of 2007 was up approximately 33% to approximately $2.8 million versus the fourth quarter of 2006 and our customer base increased to 139 by the end of the fourth quarter of 2007 versus 110 in the fourth quarter of 2006. Our product and service offerings are all about supplying the telecom industry and high technology companies with technological design capabilities that (a) speed time-to-market for their products, (b) are cost effective, and (c) provide superior product innovation. We believe that our commitment to exceed our clients’ expectations is helping us establish a reputation for quality, as is evidenced by our growing client list, repeat business and partnership agreements with high profile firms.”

“On the partnership front, we recently signed a distribution agreement with FONEX Data Systems for the marketing of our Optical Network Terminal (ONT) solutions in Canada and France. FONEX provides telecommunications equipment worldwide and is focused on delivering optimized, purpose-built solutions for wireline and wireless operators. We are excited about this opportunity because our new 7200G family of mini-size, Power-over-Ethernet (POE) Gigabit Passive Optical Network (GPON) ONTs are only one quarter the size of current generation GPON ONTs, which we believe makes them ideally suited for FONEX’s customers who are looking for an indoor ONT solution.”

“We also partnered with NorthStar Communications Group for our retrofit solutions. We believe that NorthStar excels at delivering custom packaged services to meet the specific needs of carriers as their networks grow.  Our retrofit kits enable customers to cost effectively upgrade their local access networks by retrofitting existing outside plant cabinets with new access systems, rather than going through the expensive and time consuming process of completely replacing the cabinets in which the access equipment is housed. TXP’s retrofit solutions are typically 60-75% less than the cost of a new cabinet installation. NorthStar plans to add TXP's kits into its resale portfolio, offering customers a fully integrated hybrid solution consisting of products and services providing a seamless upgrade path for outside plant cabinet upgrades.”

“Our prototype services business unit was the largest contributor to revenue in the fourth quarter of 2007 with approximately $2,000,000 in revenue compared to approximately $2,000,000 in the fourth quarter of 2006. For the fiscal year ended December 31, 2007 our prototype services business unit experienced growth of approximately 38% to approximately $8,525,000 versus approximately $6,202,000 in the fiscal year ended December 31,2006. We feel that our demonstrated ability to offer quick turnaround in prototype design and pre-production services is enabling us to add customers at a rapid pace.”

Mr. Shores continued, “Our retrofit solutions, which provide an economically compelling alternative for telecom carriers who must overhaul their local access infrastructures, are also selling well. Revenue in this division increased by approximately 378% in the fourth quarter of 2007 to approximately $578,000 versus the fourth quarter of 2006. For the fiscal year ended December 31, 2007 revenue from our retrofit solutions business increased approximately 35% to approximately $1,387,000.“

Mr. Shores continued, “Our ONT group continues to gain traction in the marketplace. ONTs provide the connectivity for “the last mile” enabling integrated voice, video and high-speed internet access in the home or business location. We made our first significant sales in Europe earlier this year and within the U.S. our family of ONTs are now interoperable across 16 OLT providers. We have begun shipping ONT products to three OEM customers after the successful completion of product trials that had been on-going since the latter half of 2007. Sales of Gigabit Passive Optical Network (GPON) ONTs in Europe are particularly strong as the region is quicker to adapt this new technology versus the U.S., however, we are now seeing increased interest in the U.S., as well.”

Mr. Shores concluded, “Our customer base has increased from 110 at the end of the fourth quarter of 2006 to over 139 electronics and telecommunications companies in the fourth quarter of 2007. We are excited by the positive feedback and satisfaction level of our customer base and look forward to working with them and our partners in the months and years ahead.”

On an annual basis our revenue increased to $11 million or approximately 34% compared to revenues of $8.2 million in 2006. Operating loss for the year ended December 31, 2007 was approximately $6.2 million, compared to operating loss of approximately $1.3 million for the same period last year. Net loss for the year was approximately $8.9 million, or $0.08 per share, compared to a net loss of approximately $4.6 million, or $0.05 per share, for the same period in 2006. The loss from 2007 included non-cash expenses of approximately $3 million including the “change in the fair value of the derivative financial instruments” that was attributable to the increase in the share price at year-end.

Full results are available in the company’s annual report on Form 10-KSB for the twelve months ended December 31, 2007 that was filed with the Securities & Exchange Commission on April 14, 2008.

About TXP

TXP is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Prototyping Solutions, TXP-ONT Solutions and TXP-Retrofit Solutions. TXP-Prototyping Solutions provides pre-manufacturing services for the electronics industry that help Original Equipment Manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-ONT Solutions develops and markets, via an ODM model, a line of Carrier-Class CPE products including home gateways and the world's broadest independent family of ONT products to both OEMs and ILECs. ONTs are used in FTTH-based services to terminate the passive optical network at the home or business location, and enable integrated voice, video and high-speed internet access. TXP-Retrofit Solutions provides custom engineered kits that enable ILEC's to upgrade their local access service delivery infrastructure at minimum cost and time, enabling a wide range of next generation telecom platforms to easily fit into the variety of remote OSP cabinets that have been broadly deployed over the last 30 years. For more information visit: www.txpcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

(tables follow)

TXP CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
ASSETS
Current assets
Cash	$210,000	$228,000
Accounts receivable, net of allowance of $23,000 and $0 as of December 31, 2007 and 2006, respectively.	1,708,000	976,000
Inventory	1,772,000	673,000
Other current assets	212,000	346,000
Total current assets	3,902,000	2,223,000

Property and equipment, net	2,641,000	2,667,000

Other assets	140,000	13,000

TOTAL ASSETS	$6,683,000	$4,903,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current maturities of notes payable	$144,000	$272,000
Current capital lease obligations	120,000	46,000
Lines of credit	3,300,000	400,000
Current derivative financial instruments	-	1,288,000
Current convertible debentures, net of unamortized discount of $423,000 as of December 31, 2006	-	467,000
Accounts payable	1,239,000	913,000
Deferred revenue	17,000	332,000
Accrued expenses	704,000	412,000
Total current liabilities	5,524,000	4,130,000

Notes payable, net of current maturities	-	144,000

Capital lease obligations, net of current obligations	165,000	32,000

Line of credit	-	1,000,000

Convertible debentures , net of unamortized discount of $353,000 as of December 31, 2007	1,630,000	-

Derivative financial instruments, net of current obligation	5,178,000	2,507,000

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	12,545,000	7,861,000

STOCKHOLDERS' DEFICIT
Common Stock , $.001 par value, 300,000,000 authorized, 116,584,428 and 104,080,623 shares issued and outstanding as of December 31, 2007 and 2006, respectively	117,000	104,000

Additional paid in capital	8,133,000	2,121,000
Accumulated deficit	(14,117,000)	(5,190,000)
Accumulated other comprehensive income	5,000	7,000

TOTAL STOCKHOLDERS' DEFICIT	(5,862,000)	(2,958,000)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$6,683,000	$4,903,000

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Twelve months ended December 31, 2007 and 2006

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Revenues
Prototyping and assembly	$1,034,000	1,263,000	$4,678,000 ,000	$3,842,000
Material management services	977,000	746,000	3,847,000	2,360,000
Retrofit Solutions	578,000	121,000	1,387,000	1,029,000
Product and accessory sales	203,000	—	327,000	—
Design and development services	49,000	997,000	747,000 000	997,000
Total Revenues	2,841,000	3,127,000	10,986,000	8,228,000

Cost of sales	2,064,000	2,324,000	7,332,000	5,523,000

Gross profit	777,000	803,000	3,654,000	2,705,000

Costs and expenses
Selling, general and administrative	1,598,000	954,000	5,090,000	3,834,000
Research and development	1,299,000	52,000	4,578,000	52,000
Depreciation	47,000	29,000	160,000	94,000
Total costs and expenses	2,944,000	1,035,000	9,828,000	3,980,000

Operating loss	(2,167,000)	(232,000)	(6,174,000)	(1,275,000)

Other income and expense
Interest expense, net	(519,000)	(228,000)	(1,707,000)	(943,000)
Change in fair value of derivative financial instruments	(3,091,000)	(1,040,000)	(1,050,000)	(2,703,000)
Other income	—	—	—	150,000
Gain (loss) on early extinguishment of debt	—	(304,000)	—	161,000
Gain on sale of fixed assets	2,000	—	4,000	18,000
Total other income and expense	(3,608,000)	(1,572,000)	(2,753,000)	(3,317,000))

Income (loss) before income taxes	(5,775,000)	(1,804,000)	(8,927,000)	(4,592,000)

Federal Income tax expense	—	—	—	—

Net Income (loss)	(5,775,000)	(1,804,000)	(8,927,000)	(4,592,000)

Foreign currency translation adjustment	(2,000)	—	(2,000)	—

Comprehensive Income (loss)	$(5,777,000)	$(1,804,000)	$(8,929,000)	$(4,592,000)

Basic earnings (loss) per share	$(.05)	$(.02)	$(.08)	$(.05)

Diluted earnings (loss) per share	$(.05)	$(.02)	$(.08)	$(.05)

Basic weighted average shares outstanding:	116,545,719	100,593,968	111,580,413	95,024,296

Diluted weighted average shares outstanding:	116,545,719	100,593,968	111,580,413	95,024,296

# # #